NEWS FOR IMMEDIATE RELEASE
February 20, 2015

For Further Information Contact:
                                                                                                            Todd F. Clossin
                                                                                                            President and
                                                                                                            Chief Executive Officer
                                                                                                                            -or-
                                                                                                            Robert H. Young
                                                                                                            Executive Vice President and
                                                                                                            Chief Financial Officer
                                                                                                            (304) 234-9000

                                                                                                            Nasdaq Trading Symbol: WSBC

WesBanco Announces 4.5% Increase in Quarterly Cash Dividend Rate

Wheeling, WV. . .   WesBanco, Inc. (Nasdaq: WSBC) today announced that its Board of Directors has approved a 4.5% increase in the quarterly cash dividend to $0.23 per common share from the previous quarterly dividend of $0.22 per common share.  The higher dividend rate will be payable on April 1, 2015 to shareholders of record on March 13, 2015.  This is the eighth increase in the quarterly dividend rate over the past four and a half years and represents a total 64.3% increase in WesBanco’s dividend over that time frame.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s strong earnings achieved in 2014, as well as WesBanco’s strong regulatory capital and liquidity positions. The new cash dividend represents an annualized cash dividend rate of $0.92 per common share. Based upon the present common stock price, the new dividend rate equates to a yield of approximately 2.8%.

WesBanco, Inc. is a multi-state bank holding company of $8.3 billion in total assets providing banking services through 143 locations and 130 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.